Exhibit (h)(1)

Williams Capital Management Trust

FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

THE NORTHERN TRUST COMPANY

April 1, 2013

(i)

FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

AGREEMENT made as of April 1, 2013 by and between Williams Capital Management Trust (the “Fund” or the “Trust”), a Delaware statutory trust, and The Northern Trust Company (“Northern”), an Illinois corporation.

WITNESSETH:

WHEREAS, the Fund is a Delaware statutory trust organized under the laws of the State of Delaware and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain Northern to provide fund accounting and administration services with respect to the Fund, and Northern is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT. The Fund hereby appoints Northern to provide services for the Fund, as described hereinafter, for the period and on the terms set forth in this Agreement. Northern accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

2. REPRESENTATIONS AND WARRANTIES.

(a) Northern represents and warrants to the Fund that:

(i) Northern is a corporation, duly organized and existing under the laws of the State of Illinois;

(ii) Northern is duly qualified to carry on its business in the State of Illinois;

(iii) Northern is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

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(iv) All requisite corporate proceedings have been taken to authorize Northern to enter into and form this Agreement;

(v) Northern has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi) no legal or administrative proceedings have been instituted or threatened which would impair Northern’s ability to perform its duties and obligations under this Agreement; and

(vii) Northern’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Northern or any law or regulation applicable to Northern.

(b) The Fund represents and warrants to Northern that:

(i) the Fund is a Trust, duly organized and existing and in good standing under the laws of Delaware;

(ii) the Fund is an investment company properly registered under the 1940 Act;

(iii) the Fund has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iv) all requisite actions have been taken by the Fund to authorize the Fund to enter into and perform this Agreement;

(v) no legal or administrative proceedings have been instituted or threatened which would impact the Fund’s ability to perform its duties and obligations under this Agreement; and

(vi) the Fund’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

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3. DELIVERY OF DOCUMENTS. The Fund will promptly furnish to Northern such copies, properly certified or authenticated, of contracts, documents and other related information that Northern may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

(a) Actions of or on behalf of the Fund authorizing the appointment of Northern to provide certain services to the Fund and approving this Agreement;

(b) the Fund’s governing documents, e.g., By-Laws, Trust Instrument, Operating Agreement, etc.;

(c) The Fund’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Fund’s Prospectus and Statement of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

(d) Opinions of counsel, if any, and auditors’ reports; and

(e) Such other agreements, certificates and documents as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4. SERVICES PROVIDED.

(a) Northern will provide the following services subject to the control, direction and supervision of the Fund or its designee and in compliance with the procedures which may be established from time to time between the Trust and Northern; and all reasonable resolutions and policies implemented by the Fund:

(i) Fund Administration, and

(ii) Fund Accounting.

A general description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

(b) Northern will also:

(i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Northern or a corporate affiliate of Northern);

(ii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iii) furnish equipment and other materials, which are necessary for provision of the services contemplated herein; and

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(iv) keep records relating to the services contemplated herein in such form and manner as Northern may deem appropriate or advisable. Northern agrees that all such records prepared or maintained by Northern relating to the services provided hereunder are the property of the Fund and will be preserved and maintained at the Fund’s expense, and will be made available upon request of the Fund.

5. FEES AND EXPENSES.

(a) As compensation for the services rendered to the Fund pursuant to this Agreement, the Fund shall cause to be paid to Northern monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly or quarterly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b) For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Fund’s Board of Trustees/Directors.

(c) The Fund may request additional services, additional processing, or special reports which are not contemplated in this Agreement, and will provide such specifications and requirements documentation as may be reasonably required by Northern. If Northern elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses as its customary rates and charges as agreed upon by the parties.

(d) Northern will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Fund agrees to promptly reimburse Northern for any services, equipment or supplies ordered by or for the Fund through Northern and for any other expenses that Northern may incur on the Fund’s behalf at the Fund’s request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes, interest, brokerage fees and commissions; salaries and fees of officers and members;

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processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of partnership existence; expenses of typesetting and printing of offering documents for regulatory purposes and for distribution to current and prospective members of the Fund; expenses of printing and production costs of members’ reports; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with member meetings; trade association dues and expenses; reprocessing costs to Northern caused by third party errors; and any extraordinary expenses and other customary Fund expenses. In addition, Northern may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of the Fund or of any series. The Fund will reimburse Northern for the Fund’s share of the cost of such services based upon the actual usage by the Fund of the services for the benefit of the Fund.

(e) All fees, out-of-pocket expenses, or additional charges of Northern shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

(f) In the event that the Fund is more than sixty (60) days’ delinquent in its payments of quarterly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty (30) days’ written notice to the Fund by Northern. The Fund must notify Northern in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6. DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.

(a) Northern shall be responsible for the performance of only such duties as are set forth in this Agreement. In the performance of its duties hereunder, Northern shall be obligated, as applicable, to exercise the due care and diligence of a professional fund administrator, and fund accountant in providing the services called for in this Agreement,

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including the services referenced in Section 4 of this Agreement, and in all events shall act in good faith in performing the services provided for under this Agreement.

(b) Northern shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss or expense directly caused by or resulting from willful misfeasance, bad faith or negligence on Northern’s part in the performance of or from reckless disregard by Northern of the obligations and duties specifically set forth in this Agreement. Northern shall not be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement.

(c) Subject to Sections 6(a) and 6(b) above, Northern shall not be responsible for, and the Fund shall indemnify and hold Northern harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Northern, any of its agents, or the Fund’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i) any and all actions of Northern or its officers or agents required to be taken pursuant to this Agreement;

(ii) the reliance on or use by Northern or its officers or agents of information, records, or documents which are received by Northern or its officers or agents and furnished to them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any third party on behalf of the Fund;

(iii) the Fund’s refusal or failure to comply with the terms of this Agreement or the Fund’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

(iv) the breach of any representation or warranty of the Fund hereunder;

(v) the taping or other form of recording of telephone conversations or other forms of electronic communications with members, or reasonable reliance by Northern on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

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(vi) the reliance on or the carrying out by Northern or its officers of agents of any instructions reasonably believed to be given by a duly authorized person, or requests of or the Fund or recognition by Northern of any certificates which representing member interests (if any) are reasonably believed to bear the signatures of the officers of the Fund and the countersignature of any transfer agent or registrar of the Fund;

(vii) any delays, inaccuracies, errors in or omissions from information or data provided to Northern by data, corporate action pricing services or securities brokers and dealers;

(viii) the offer or sale of securities by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state;

(ix) any failure of the Fund’s offering documents to comply with applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading;

(x) the failure of the Fund to comply with applicable securities, tax, commodities and other laws, rules and regulations; and

(xi) all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith or negligence of third parties to whom Northern or the Fund has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund, provided that each of such third parties was chosen by the Fund.

(d) In performing its services hereunder, Northern shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Fund and its custodian, officers and members, agents and other service providers which Northern reasonably believes to be genuine, valid and authorized, and shall be indemnified by the Fund for any loss or expense caused by such reasonable reliance.

(e) Northern shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorneys’ fees and expenses, payments, expenses and liabilities directly arising out of or attributable to Northern’s refusal or failure to comply with the material terms of this Agreement; Northern’s breach of any material

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representation made by it herein; or Northern’s lack of good faith, or acts involving negligence, willful misfeasance or reckless disregard of the duties specifically set forth in this Agreement.

(f) The indemnifications contained hereunder shall survive the termination of this Agreement.

7. CONFIDENTIALITY. Except as otherwise required by law or in connection with any required disclosure to a banking or other regulator, Northern agrees to treat confidential all records and other information relative to the Fund’s prior, present or potential members, and to not use such records and information for any purpose other than performance of Northern’s responsibilities and duties hereunder. Northern may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and obtaining approval in writing from the Fund, which approval shall not be unreasonably withheld. Waivers of confidentiality are automatically effective without further action by Northern where Northern may be exposed to civil or criminal fines, contempt proceedings or other liability for failure to comply, when requested to divulge such information by duly constituted governmental authorities with respect to Internal Revenue Service levies, subpoenas or similar actions, or with respect to requests by the Fund.

8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Fund:

Williams Capital Trust Management

570 Seventh Avenue, Suite 504

New York, NY 10018

Attention: Dail St. Claire

Fax: (212) 461-6034

If to Northern:

The Northern Trust Company

50 LaSalle Street

Chicago, Illinois 60675

Attention: Scott Marinko

Fax: (312) 630-1647

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9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

10. FORCE MAJEURE. Northern shall not be responsible or liable for any harm, loss or damage suffered by the Fund, its members, or other third parties or for any failure or delay in performance of Northern’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond Northern’s control. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by Northern will not give the Fund the right to terminate this Agreement.

11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12. TERM. This Agreement shall become effective on the date indicated above. Except as set forth in Section 5(f), this Agreement shall continue in effect unless terminated by either party on three months’ prior written notice. Upon termination of this Agreement, the Fund shall pay Northern such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

13. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

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14. ASSIGNABILITY. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party, except that Northern may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with Northern.

15. HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

16. GOVERNING LAW. This Agreement shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

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18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly thereunto authorized representatives as of the date written above.

Williams Capital Management Trust

By:	/s/ Christopher J. Williams
Print Name:	Christopher J. Williams
Title:	Treasurer

The undersigned, Dail St. Claire, does hereby certify that she is the duly elected, qualified and acting Secretary of Williams Capital Management Trust (the “Company”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Company with full power and authority to execute this Agreement on behalf of the Company and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

/s/ Dail St. Claire
Secretary

THE NORTHERN TRUST COMPANY

By:	/s/ Scott Marinko
Print Name:	Scott Marinko
Title:	Senior Vice President

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